EXHIBIT 99.1

Home BancShares, Inc. Announces $4.4 Million Recovery

CONWAY, Ark., May 31, 2011 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB), parent company of Centennial Bank, today announced it has recovered $4.4 million in charged off loans from a previously reported loss in the fourth quarter of 2010.

Debt settlement arrangements of $4.4 million were completed last week with $3 million received from New York litigation and $1.4 million from collection action in Arkansas. These funds will be added to the bank's loan loss reserves.

"In January, when Home BancShares released our 2010 fourth quarter results, we promised to aggressively pursue repayment of charge offs," said John Allison, Chairman. "This recovery is important, but make no mistake additional collection efforts will continue for any and all charge-offs we've incurred."

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, and the Florida Panhandle. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, estimates regarding impairment charges, the ability to recover some portion of the impaired indebtedness and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

CONTACT: Randy Mayor
         Chief Financial Officer
         Home BancShares, Inc.
         (501) 328-4657